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                                   Exhibit 5.2

                              Consent of Torys LLP

                                                                    May 28, 2003


TO:      SECURITIES AND EXCHANGE COMMISSION


Dear Sirs/Mesdames:

      RE:     ROGERS COMMUNICATIONS INC.
              PRELIMINARY SHORT FORM PROSPECTUS DATED MAY 28, 2003

                  We hereby consent to the reference to our name on the cover page and under the heading "Legal Matters" and to the reference to our name and to the use of our opinions under the headings "Certain Income Tax Considerations" and "Eligibility for Investment" in the preliminary short form prospectus dated May 28, 2003 (the "Prospectus") relating to the offering of Class B Non-Voting Shares of Rogers Communications Inc.

                  We have read the Prospectus and have no reason to believe that there are any misrepresentations in the information contained in the Prospectus that is derived from our opinion or that is within our knowledge as a result of services we performed in connection with such opinion.

                  This letter is solely for the private information and use of the securities regulatory authorities to whom this letter is addressed and is not to be quoted from or referred to, in whole or in part, in any document, and should not be relied upon by any other person or company.


                                  /s/ Torys LLP